Exhibit 23.2

 [BDO Auditores S.L. letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 31, 2014, with respect to the consolidated statements of financial position of Ellomay Spain S.L. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statement of profit or loss and other comprehensive income (loss), consolidated changes in equity and consolidated cash flows for the year ended as of December 31, 2013 and for the six month period ended December 31, 2012, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ BDO Auditores S.L.

BDO Auditores S.L.

Certified Public Accountants

Madrid, Spain

October 30, 2014